Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-256167) of Pyxis Tankers Inc. and in the related Prospectus of our report dated April 1, 2022 (except for the retroactive effect of the reverse stock split effected on May 13, 2022, described in Note 9 to the consolidated financial statements, as to which the date is April 12, 2023), with respect to the consolidated financial statements of Pyxis Tankers Inc. included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

April 12, 2023